EXHIBIT 99.1

USG Responds to Knauf’s “Vote No” Campaign

Notes Knauf’s Mischaracterization of USG’s Engagement

Chicago, IL, April 10, 2018 – USG Corporation (NYSE: USG) today issued the following statements in response to the announcement from Gebr. Knauf KG (“Knauf”) urging USG shareholders to vote against the Company’s director nominees at its upcoming Annual Meeting on May 9, 2018.

On March 26, 2018, USG announced that it had received a proposal from Knauf to acquire USG for $42.00 per share in cash and that, after careful consideration, and with the assistance of its financial and legal advisors, the Board had determined that Knauf’s proposal significantly undervalues the Company and is not in the best interests of all USG shareholders.

Steven Leer, USG’s non-executive chairman of the Board, said, “Knauf’s letter mischaracterizes our Board’s actions. Our Board has clearly demonstrated that it is willing to evaluate any opportunity to deliver value to all of our shareholders. We have engaged with Knauf in good faith on multiple occasions since November 2017. Jenny Scanlon and I met in person with Alexander Knauf and
Manfred Grundke on March 12. Additionally, at the direction of our Board, our financial and legal advisors met with Knauf’s advisors as recently as last Thursday. The fact is their proposal is wholly inadequate, opportunistic and does not reflect the intrinsic value of the company.”

Jennifer Scanlon, president and chief executive officer of USG, said, “Contrary to Knauf’s statements, I have met with and spoken to Knauf’s senior management multiple times in the past few months. Knauf knows this industry well and understands that USG, with our Sheetrock® brand, is the crown jewel within North American building products, and to date has not indicated any willingness to pay full value to all of our shareholders.”

About USG Corporation
USG Corporation is an industry-leading manufacturer of building products and innovative solutions. Headquartered in Chicago, USG serves construction markets around the world through its Gypsum, Performance Materials, Ceilings, and USG Boral divisions. Its wall, ceiling, flooring, sheathing and roofing products provide the solutions that enable customers to build the outstanding spaces where people live, work and play. Its USG Boral Building Products joint venture is a leading plasterboard and ceilings producer across Asia, Australasia and the Middle East. For additional information, visit www.usg.com.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 related to management’s expectations about future conditions, including but not limited to, statements with respect to our expectations regarding the future impact of our strategic initiatives and statements regarding the indication of interest made by Knauf. In some cases, forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “expect,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “may,” “will be,” “will continue,” “will likely result” and similar expressions. Actual business, market or other conditions may differ materially from management’s expectations and, accordingly, may affect our sales and profitability, liquidity and future value. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. Actual results may differ materially due to various other factors, including future actions that may be taken by Knauf in furtherance of its unsolicited proposal. Forward-looking statements speak only as of the time they are made, and we expressly disclaim any obligation or undertaking to update these statements to reflect any change in expectations or beliefs or any change in events, conditions or circumstances on which any forward-looking statement is based. Information describing other risks and uncertainties affecting USG that could cause actual results to differ materially from those in forward-looking statements may be found in our filings with the Securities and Exchange Commission, including, but not limited to, the “Risk Factors” in our most recent Annual Report on Form 10-K.
Additional Information
In connection with USG’s 2018 Annual Meeting of Shareholders, USG has filed with the U.S. Securities and Exchange Commission (the “SEC”) a definitive proxy statement and other documents, including a proxy card. SHAREHOLDERS ARE ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT AND ALL OTHER RELEVANT DOCUMENTS WHEN FILED WITH THE SEC AND WHEN THEY BECOME AVAILABLE BECAUSE THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION. Investors and other interested parties may obtain the documents free of charge at the SEC’s website, www.sec.gov, or from USG at its website, www.usg.com, or through a request in writing sent to USG at 550 West Adams Street, Chicago, Illinois 60661-3676, attention: Corporate Secretary.
Participants in Solicitation
USG and its directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the 2018 Annual Meeting of Shareholders. Certain information concerning certain of these participants is set forth in USG’s definitive proxy statement, dated March 29, 2018, for its 2018 Annual Meeting of Shareholders as filed with the SEC on Schedule 14A. Additional information regarding the interests of these participants in the solicitation of proxies in respect of the 2018 Annual Meeting and other relevant materials will be filed with the SEC when they become available.

USG Corporation
Media:
Sard Verbinnen & Co: Jim Barron/Pam Greene 212-687-8080
USG Corporation: Kathleen Prause 312-436-6607, KPrause@usg.com
Investors:
USG Corporation: Bill Madsen, 312-436-5349, investorrelations@usg.com